Herc Holdings Reports Strong Full Year 2023 Results and
Announces 2024 Full Year Guidance

Fourth Quarter 2023 Highlights
–Record total revenues of $831 million, an increase of 6%
–Net income decreased 7% to $91 million, or $3.20 per diluted share
–Adjusted EBITDA of $382 million increased 6%; adjusted EBITDA margin at 46.0%
–Rental pricing increased 5.8% year-over-year
–Common stock repurchases of approximately 119,000 shares
–Added 15 new locations through M&A and greenfield openings

Full Year 2023 Highlights
–Record total revenues of $3,282 million, an increase of 20%
–Net income increased 5% to $347 million, or $12.09 per diluted share
–Adjusted EBITDA of $1,452 million increased 18%; adjusted EBITDA margin at 44.2%
–Rental pricing increased 6.9% year-over-year
–Common stock repurchases of approximately 1.1 million shares
–Added 42 new locations through M&A and greenfield openings

2024 Outlook
–Full year 2024 guidance, excluding the Cinelease studio entertainment and lighting and grip equipment rental business, announced at 7% to 10% equipment rental revenue growth, $1.55 billion to $1.60 billion for adjusted EBITDA and net rental equipment capital expenditures of $500 million to $700 million after gross capex of $750 million to $1 billion
–Quarterly dividend increased to $0.665 per share

Bonita Springs, Fla., February 13, 2024 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter and full year ended December 31, 2023.
“We closed out 2023 with positive operating momentum, contributing to another year of double-digit revenue and adjusted EBITDA growth. Inflationary pressures were successfully managed through revenue initiatives, and we maintained cost discipline while continuing to invest in our business,” said Larry Silber, president and chief executive officer. “I couldn’t be prouder of what our team accomplished last year. They demonstrated tremendous operational strength and agility throughout 2023, successfully leveraging our prominent industry position to capitalize on stimulus and secular opportunities, and to continue to scale our operations for profitable share growth while expanding margins.

“For 2024, we expect to deliver 7-10% organic rental-revenue growth and 6-9% higher adjusted EBITDA year over year, outpacing industry growth forecasts and driving incremental margin expansion as we enhance asset efficiency for greater operating leverage and roll out our new E3 Operating System. Our guidance excludes our Cinelease studio entertainment business, which is currently being held for sale.” Silber said, “We see continued market strength and remain confident that our diligent focus on our strategic priorities — including investing in our classic and specialty fleet, expanding our urban-market presence through greenfield locations and strategic acquisitions, enhancing our industry-leading digital offering, and delivering an exceptional customer experience — will improve performance in the near term and deliver value creation over the long term."

2023 Fourth Quarter Financial Results

•Total revenues increased 6% to $831 million compared to $786 million in the prior-year period. The year-over-year increase of $45 million primarily related to an increase in equipment rental revenue of $35 million, reflecting positive pricing of 5.8% and increased volume of 9.4%, partially offset by unfavorable mix driven by the studio entertainment business and inflation. Sales of rental equipment increased by $11 million during the period.

•Dollar utilization was 40.9% compared to 43.5% in the prior-year period. A decrease in the studio entertainment business as a result of labor disruptions in the film and television industry contributed 170 basis points of the change as well as a tough year-over-year comparison as a result of the benefits of Hurricane Ian in 2022.

•Direct operating expenses were $287 million, or 38.4% of equipment rental revenue, compared to $277 million, or 38.8% in the prior-year period, reflecting better cost performance and fixed cost absorption on higher revenue despite increases related to additional headcount and facilities expenses associated with strong rental activity and an expanding branch network.

•Depreciation of rental equipment increased 11% to $163 million due to higher year-over-year average fleet size. Non-rental depreciation and amortization increased 12% to $29 million primarily due to amortization of acquisition intangible assets.

•Selling, general and administrative expenses was $116 million, or 15.5% of equipment rental revenue, compared to $113 million, or 15.8% in the prior-year period due to continued focus on improving operating leverage while expanding revenues.

•Interest expense increased to $62 million compared with $41 million in the prior-year period due to higher interest rates on floating rate debt and increased borrowings on the ABL Credit Facility primarily to fund acquisition growth and invest in rental equipment.

•Net income was $91 million compared to $98 million in the prior-year period. Adjusted net income decreased 11% to $92 million, or $3.24 per diluted share, compared to $103 million, or $3.44 per diluted share, in the prior-year period. The effective tax rate was 26% in both periods.

•Adjusted EBITDA increased 6% to $382 million compared to $361 million in the prior-year period and adjusted EBITDA margin was 46.0% compared to 46.0% in the prior-year period. Margin performance was impacted by a decline in the Company's studio entertainment revenue year over year, as well as an increase in sales of used equipment in the fourth quarter.

2023 Full Year Financial Results

•Total revenues increased 20% to $3,282 million compared to $2,740 million in the prior-year period. The year-over-year increase of $542 million was related to an increase in equipment rental revenue of $318 million, reflecting positive pricing of 6.9% and increased volume of 14.8%, partially offset by unfavorable mix driven by the studio entertainment business and inflation. Sales of rental equipment increased $221 million compared to the prior-year period resulting from the return to more normal fleet rotation as fleet deliveries become more predictable in certain categories of equipment.

•Dollar utilization was 40.8% compared to 43.3% in the prior-year period. The change is primarily due to the shutdown in the studio entertainment business as a result of labor disruptions in the film and television industry, as well as the continued challenges managing the supply chain in certain categories of equipment that disrupted the normal cadence of deliveries, primarily in the first half of the year.
•Direct operating expenses were $1,139 million, or 39.7% of equipment rental revenue compared to $1,029 million, or 40.3% the prior-year period, reflecting better cost performance and fixed cost absorption on higher revenue despite increases related to additional headcount, facilities expenses and maintenance costs associated with strong rental activity and an expanding branch network.

•Depreciation of rental equipment increased 20% to $643 million, due to higher year-over-year average fleet size. Non-rental depreciation and amortization increased 18% to $112 million primarily due to amortization of acquisition intangible assets.

•Selling, general and administrative expenses was $448 million, or 15.6% of equipment rental revenue, compared to $411 million, or 16.1% in the prior-year period due to continued focus on improving operating leverage while expanding revenues.

•Interest expense increased to $224 million compared with $122 million in the prior-year period due to higher interest rates on floating rate debt and increased borrowings on the ABL Credit Facility primarily to fund acquisition growth and invest in rental equipment.

•Net income was $347 million compared to $330 million in the prior-year period. Adjusted net income increased 4% to $353 million, or $12.30 per diluted share, compared to $340 million, or $11.26 per diluted share, in the prior-year period. The effective tax rate was 22% in 2023 compared to 24% in the prior-year period.

•Adjusted EBITDA increased 18% to $1,452 million compared to $1,227 million in the prior-year period and adjusted EBITDA margin was 44.2% compared to 44.8% in the prior-year period. Margin performance was impacted by a decline in the Company's studio entertainment revenue year over year, as well as a significant increase in sales of used equipment during 2023.

Rental Fleet

Net rental equipment capital expenditures were as follows (in millions):

	Year Ended December 31,
	2023	2022
Rental equipment expenditures	$1,320	$1,168
Proceeds from disposal of rental equipment	(325)	(121)
Net rental equipment capital expenditures	$995	$1,047
•As of December 31, 2023, the Company's total fleet was approximately $6.3 billion at OEC.

•Average fleet at OEC in the fourth quarter increased 14% compared to the prior-year period and increased 21% year-to-date.

•Average fleet age was 45 months as of December 31, 2023, compared to 48 months in the comparable prior-year period.

Disciplined Capital Management

•The Company completed 12 acquisitions with a total of 21 locations and opened 21 new greenfield locations in 2023.

•Net debt was $3.6 billion as of December 31, 2023, with net leverage of 2.5x compared to 2.4x in the same prior-year period. Cash and cash equivalents and unused commitments under the ABL Credit Facility contributed to $1.5 billion of liquidity as of December 31, 2023.

•The Company declared its quarterly dividend of $0.665, an increase of $0.0325 or 5%, payable to shareholders of record as of February 21, 2024, with a payment date of March 7, 2024.

•The Company acquired approximately 1.1 million shares of its common stock for $120 million year-to-date in 2023. As of December 31, 2023, approximately $161 million remains available under the share repurchase program.

Outlook

The Company is announcing its full year 2024 equipment rental revenue growth, adjusted EBITDA, and gross and net rental capital expenditures guidance ranges presented below, excluding Cinelease studio entertainment and lighting and grip equipment rental business. The guidance range for the full year 2024 adjusted EBITDA reflects an increase of 6% to 9% compared to full year 2023 results, excluding Cinelease.

Equipment rental revenue growth:	7% to 10%
Adjusted EBITDA:	$1.55 billion to $1.60 billion
Net rental equipment capital expenditures after gross capex:	$500 million to $700 million, after gross capex of $750 million to $1 billion

As a leader in an industry where scale matters, the Company expects to continue to gain share by capturing an outsized position of the forecasted higher construction spending in 2024 by investing in its fleet, optimizing its existing fleet, capitalizing on strategic acquisitions and greenfield opportunities, and cross-selling a diversified product portfolio.

Earnings Call and Webcast Information

Herc Holdings' fourth quarter 2023 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-888-660-6011 and international participants should call the country specific dial in numbers listed at https://registrations.events/directory/international/itfs.html, using the access code: 7812157. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the Company website at IR.HercRentals.com, where it will be archived for 12 months after the call.

About Herc Holdings Inc.

Founded in 1965, Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is a full-line rental supplier with 400 locations across North America, and 2023 total revenues were approximately $3.3 billion. We offer products and services aimed at helping customers work more efficiently, effectively, and safely. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction, and lighting equipment. Our ProSolutions® offering includes industry-specific, solutions-based services in tandem with power generation, climate control, remediation and restoration, pumps, and trench shorting equipment as well as our ProContractor professional grade tools. We employ approximately 7,200 employees, who equip our customers and communities to build a brighter future. Learn more at www.HercRentals.com and follow us on Instagram, Facebook and LinkedIn.

Certain Additional Information

In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy, projected profitability, performance or cash flows, future capital expenditures, our growth strategy, including our ability to grow organically and through M&A, anticipated financing needs, business trends, our capital allocation strategy, liquidity and capital management, exploring strategic alternatives for Cinelease, including the timing of the review process, the outcome of the process and the costs and benefits of the process, and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.
Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues:
Equipment rental	$748	$713	$2,870	$2,552
Sales of rental equipment	68	57	346	125
Sales of new equipment, parts and supplies	9	9	38	36
Service and other revenue	6	7	28	27
Total revenues	831	786	3,282	2,740
Expenses:
Direct operating	287	277	1,139	1,029
Depreciation of rental equipment	163	147	643	536
Cost of sales of rental equipment	51	40	252	89
Cost of sales of new equipment, parts and supplies	6	5	25	21
Selling, general and administrative	116	113	448	411
Non-rental depreciation and amortization	29	26	112	95
Interest expense, net	62	41	224	122
Other expense (income), net	(6)	4	(8)	3
Total expenses	708	653	2,835	2,306
Income before income taxes	123	133	447	434
Income tax provision	(32)	(35)	(100)	(104)
Net income	$91	$98	$347	$330
Weighted average shares outstanding:
Basic	28.2	29.4	28.5	29.6
Diluted	28.4	29.9	28.7	30.2
Earnings per share:
Basic	$3.23	$3.33	$12.18	$11.15
Diluted	$3.20	$3.27	$12.09	$10.92

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$71	$54
Receivables, net of allowances	563	523
Other current assets	77	67
Current assets held for sale	21	—
Total current assets	732	644
Rental equipment, net	3,831	3,485
Property and equipment, net	465	392
Right-of-use lease assets	665	552
Goodwill and intangible assets, net	950	850
Other long-term assets	10	34
Long-term assets held for sale	408	—
Total assets	$7,061	$5,957

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$19	$16
Current maturities of operating lease liabilities	37	42
Accounts payable	212	318
Accrued liabilities	221	228
Current liabilities held for sale	19	—
Total current liabilities	508	604
Long-term debt, net	3,673	2,922
Financing obligations, net	104	108
Operating lease liabilities	646	528
Deferred tax liabilities	743	647
Other long term liabilities	46	40
Long-term liabilities held for sale	68	—
Total liabilities	5,788	4,849
Total equity	1,273	1,108
Total liabilities and equity	$7,061	$5,957

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$347	$330
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	643	536
Depreciation of property and equipment	71	64
Amortization of intangible assets	41	31
Amortization of deferred debt and financing obligations costs	4	4
Stock-based compensation charges	18	27
Provision for receivables allowances	65	52
Deferred taxes	89	83
Gain on sale of rental equipment	(94)	(36)
Other	1	5
Changes in assets and liabilities:
Receivables	(98)	(172)
Other assets	(22)	(15)
Accounts payable	7	(23)
Accrued liabilities and other long-term liabilities	14	31
Net cash provided by operating activities	1,086	917
Cash flows from investing activities:
Rental equipment expenditures	(1,320)	(1,168)
Proceeds from disposal of rental equipment	325	121
Non-rental capital expenditures	(156)	(104)
Proceeds from disposal of property and equipment	15	7
Acquisitions, net of cash acquired	(430)	(515)
Other investing activities	(15)	(23)
Net cash used in investing activities	(1,581)	(1,682)
Cash flows from financing activities:
Proceeds from revolving lines of credit and securitization	2,127	2,618
Repayments on revolving lines of credit and securitization	(1,387)	(1,616)
Principal payments under finance lease and financing obligations	(16)	(15)
Dividends paid	(73)	(68)
Repurchase of common stock	(120)	(115)
Other financing activities, net	(19)	(19)
Net cash provided by financing activities	512	785
Effect of foreign exchange rate changes on cash and cash equivalents	—	(1)
Net change in cash and cash equivalents during the period	17	19
Cash and cash equivalents at beginning of period	54	35
Cash and cash equivalents at end of period	$71	$54

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of transaction related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income	$91	$98	$347	$330
Income tax provision	32	35	100	104
Interest expense, net	62	41	224	122
Depreciation of rental equipment	163	147	643	536
Non-rental depreciation and amortization	29	26	112	95
EBITDA	377	347	1,426	1,187
Non-cash stock-based compensation charges	3	7	18	27
Transaction related costs	3	2	8	7
Other(1)	(1)	5	—	6
Adjusted EBITDA	$382	$361	$1,452	$1,227

Total revenues	$831	$786	$3,282	$2,740
Adjusted EBITDA	$382	$361	$1,452	$1,227
Adjusted EBITDA margin	46.0%	46.0%	44.2%	44.8%
(1) Pension settlement, impairment and spin-off costs are included in Other.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, transaction related costs, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income	$91	$98	$347	$330
Transaction related costs	3	2	8	7
Other	(1)	5	—	6
Tax impact of adjustments(1)	(1)	(2)	(2)	(3)
Adjusted net income	$92	$103	$353	$340

Diluted shares outstanding	28.4	29.9	28.7	30.2

Adjusted earnings per diluted share	$3.24	$3.44	$12.30	$11.26
(1) The tax rate applied for adjustments is 25.5% in the three months and year ended December 31, 2023 and 25.7% in the three months and year ended December 31, 2022 and reflects the statutory rates in the applicable entities.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt, fund potential acquisitions and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Year Ended December 31,
	2023	2022
Net cash provided by operating activities	$1,086	$917

Rental equipment expenditures	(1,320)	(1,168)
Proceeds from disposal of rental equipment	325	121
Net rental equipment expenditures	(995)	(1,047)

Non-rental capital expenditures	(156)	(104)
Proceeds from disposal of property and equipment	15	7
Other	(15)	(23)
Free cash flow	$(65)	$(250)

Acquisitions, net of cash acquired	(430)	(515)
Increase in net debt, excluding financing activities	$(495)	$(765)